Exhibit 99.3

                     , 201

TO:	Participants in the Employee Stock Ownership Plan and
the Retirement Savings Plan of ESB Financial Corporation

As described in the enclosed materials, your proxy as a shareholder of ESB Financial Corporation is being solicited in connection with our upcoming Special Meeting of Shareholders because you have shares of ESB common stock allocated to your account under the Employee Stock Ownership Plan (“ESOP”) or the Retirement Savings Plan (“401(k) Plan”). I hope you will take advantage of the opportunity to direct the manner in which shares of ESB common stock allocated to your accounts under these plans will be voted at the Special Meeting. At the Special Meeting, shareholders will be asked to approve an Agreement and Plan of Merger pursuant to which ESB Financial Corporation will be merged with and into WesBanco, Inc.

Enclosed with this letter is a Joint Proxy Statement/Prospectus, which describes the Merger Agreement and related matters to be voted upon at the Special Meeting, along with a voting instruction ballot, which will permit you to vote the shares allocated to your account(s) in the plans. After you have reviewed the Joint Proxy Statement/Prospectus, we urge you to vote your shares held pursuant to the plans by marking, dating, signing and returning the enclosed voting instruction ballot(s) to the administrators of the plans, who will tabulate the votes for the Trustees of the plans. The Trustees will certify the totals to ESB for the purpose of having those shares voted at the Special Meeting.

We urge each of you to vote, as a means of participating in the governance of the affairs of ESB. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted by the Trustees in the same ratio as to those shares for which participants’ instructions are received. If your voting instructions for the 401(k) Plan are not received, the shares allocated to your account will not be voted. While I hope that you will vote in the manner recommended by the board of directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates only to those shares which have been allocated to your account under these plans. You will receive other voting material for those shares owned by you individually and not under these plans.

Sincerely,

Charlotte A. Zuschlag
President and Chief Executive Officer

ESB FINANCIAL CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

VOTING INSTRUCTION BALLOT

The undersigned hereby instructs the Trustees of the Employee Stock Ownership Plan and Trust (“ESOP”) of ESB Financial Corporation (“ESB” or the “Company”) to vote, as designated below, all the shares of common stock of ESB allocated to his or her account under the ESOP as of                      , 2015, at the Special Meeting of Shareholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on      day,                      , 2015 at     :00     .m., Eastern time, and any adjournment thereof.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 29, 2014, by and between Wesbanco, Inc. (“WesBanco”) a West Virginia corporation, Wesbanco Bank, Inc. a West Virginia banking corporation and a wholly owned subsidiary of WesBanco, ESB, and ESB Bank, a Pennsylvania state-chartered stock savings bank and a wholly owned subsidiary of ESB (the “Merger Agreement”), which provide for, among other things, the merger of ESB with and into WesBanco (the “Merger”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of ESB in connection with the Merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to approve the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The ESB Board of Directors recommends a vote FOR adoption of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement. Such votes are hereby solicited by the ESB Board of Directors.

	Dated:	,
201

Signature

If you return this card properly signed but you do not otherwise specify, shares will be voted FOR adoption of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement. If you do not return this card, your shares will be voted by the Trustees in the same ratio as to those shares for which participants’ instructions in the ESOP are received.